Exhibit 10.8

AGREEMENT AND GENERAL RELEASE

THIS AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made and entered into by and between Jerry D. Robinson (“Robinson”) and SFA, Inc., a Maryland corporation (“Employer”). Any capitalized terms not defined herein are defined in the Employment Agreement, dated as of February 9, 2007, by and between Employer and Robinson (the “Employment Agreement”).

WHEREAS, Robinson currently is employed by Employer;

WHEREAS, the parties agree that it is in their mutual interests for the employment relationship between Robinson and Employer to be discontinued;

WHEREAS, Robinson hereby acknowledges that certain of Robinson’s rights under this Agreement represent rights to which Robinson would not otherwise be entitled but for his promises in this Agreement; and

WHEREAS, the parties wish to resolve all matters between them on an amicable basis.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in this Agreement, the sufficiency of which the parties acknowledge, it is agreed as follows:

1. Robinson will, as of the later of August 9, 2008 or the expiration of the seven day revocation period provided for in Paragraph 19 without revocation having occurred (the “Effective Date”), (i) resign and cease to be an employee of Employer and (ii) resign Robinson’s position from Employer’s Board of Directors. Until the Effective Date, Robinson shall continue to perform the duties of his employment with Employer, as specified in the Employment Agreement.

2. Following the Effective Date, and as requested in writing by the Employer, Robinson will provide transition and other consulting services to Employer, as mutually agreed upon by Robinson and Employer, in accordance with the following:

a. Initial Consulting Period. The initial consulting period (“Initial Consulting Period”) shall commence on Effective Date, and end on February 9, 2009. During the Initial Consulting Period, Robinson shall be available to Employer, without charge to Employer, for up to forty (40) hours per month. Should Employer’s need for Robinson’s services exceed 40 hours per month, after performance by the Robinson of the 40th hour of service, Employer will compensate Robinson at a rate of $500 per hour, or $2,000 per day if Employer engages Robinson for one or more entire days.

b. Second Consulting Period. The second consulting period (“Second Consulting Period”) shall commence on February 10, 2009, and end on December 31, 2009. During the Second Consulting Period, Robinson shall be available to Employer for up to ten (10) hours per month. For all services provided during the Second Consulting Period, Employer will compensate Robinson at a rate of $500 per hour, or $2,000 per day if Employer engages Robinson for one or more entire days.

3. In the event that Robinson chooses to continue his health insurance with the Employer under the Consolidated Omnibus Budget Reconciliation Act (“COBRA Coverage”), (i) through the month of February 2009, the COBRA Coverage shall be provided at the rate payable by an active employee of the Employer and (ii) after February 2009, Robinson shall be responsible for paying the full COBRA Coverage premium amount.

4. In consideration for Robinson’s promises in this Agreement, Employer agrees to the following:

a. Employer agrees to pay Robinson:

i. A severance payment in the form of continuation of Robinson’s current Base Salary through February 9, 2009 (the “Severance Payment”) as provided under the Employment Agreement. The Severance Payment shall be paid on Employer’s regular payroll dates.

ii. Payment to Robinson of the unpaid 50% portion of the Retention Bonus provided under Section 3(c) of the Employment Agreement in the amount of $267,500 (the “Retention Bonus”). The Retention Bonus shall be paid no later than the Employer’s next regular payroll date following the Effective Date.

iii. A pro-rated Performance Bonus for FY 2008 (the “Performance Bonus”). The Performance Bonus shall be pro-rated to 60% of the bonus amount reasonably determined in good faith by the Board of Directors of the Employer based on the FY 08 President/CEO Level Management Bonus Plan attached as Exhibit A hereto. For purposes of determining the amount payable, Robinson’s Base Salary as of the date of his termination of employment shall be used. The Performance Bonus, if any, payable shall be based on the completed year financials and shall be determined at such time (expected to be in the February/March 2009 time period) and in a similar manner as similar bonuses are determined for other executives of the Employer. The Performance Bonus, if any, shall be paid at the same time as similar bonuses are payable to other executives of the Employer. Although not intended to extend the payment date for the Performance Bonus beyond the expected February/March 2009 time period, for purposes of avoiding the application of the rules of Section 409A (“Section 409 A”) of the Internal Revenue Code of 1986 (as amended), the Performance Bonus shall be paid no later than December 31, 2009.

b. Employer will pay Robinson his accrued and unpaid time off within ten (10) days of the Effective Date. As of August 15, 2008 such accrued and unused amount is projected to be $18,343,64, with such final amount adjusted to the actual Effective Date and for any additional time off not included in the projection.

c. In consideration for Robinson’s Stock Option Release provided in Paragraph 15 of this Agreement, the Employer will pay to the Robinson a lump sum payment of Two Hundred Sixty Nine Thousand Seven Hundred Seventy Two Dollars and Forty Three Cents ($269,772.43), which shall be paid to Robinson no later than the Employer’s next regular payroll date following the Effective Date.

d. Employer will reimburse Robinson for reasonable legal fees incurred in the course of negotiation, drafting, review and execution of this Agreement in an amount not to exceed Five Thousand Dollars ($5,000.00). The reimbursement for legal fees shall be made no later than December 31, 2008.

e. For each of the payments made in Paragraphs 4, Employer shall make all appropriate withholdings and shall treat and report each payment as W-2 income for Robinson.

5. Employer will provide outplacement assistance services for three months from the Effective Date in an amount not to exceed $5,000.00. Robinson may select the provider of his choice. The Employer will pay the provider directly upon receipt of an invoice from the provider.

6. The Employer shall, following the Effective Date and to the extent permitted under the terms of such policy, permit Robinson to name the beneficiary for the “key man” life insurance policy owned by the Employer (the “Life Insurance”), provided that Robinson shall be responsible for payment of or reimbursement to the Employer for the premium or the pro-rated portion of the premium attributable to coverage for periods following the Effective Date. The Employer will, as soon as practical after the Effective Date, obtain and provide information to Robinson regarding the ability of the Employer to transfer the Life Insurance to Robinson (or his designee) and, if the transfer is permitted, the actions necessary to complete such transfer. Provided that a transfer of the Life Insurance is permitted under the terms of the policy, the Employer agrees that it will, if requested by Robinson, cooperate to transfer ownership of the Life Insurance to Robinson (or his designee) at the earliest time that such transfer is permitted and Employer will have no obligation to maintain the Life Insurance after the earliest time that such transfer is permitted.

7. Employer will make reasonable efforts to continue Robinson’s coverage by the Employer’s Directors & Officers liability insurance under the same terms afforded to active employees.

8. The Employer will reimburse Robinson for all reasonable expenses incurred in performing his duties and services to the Employer through the Effective Date, Initial Consulting Period, and Second Consulting Period. Robinson’s reimbursement shall be subject to Robinson complying with the Employer’s reasonable policies and practices regarding reimbursements and documentation of such expenses.

9. For purposes of Robinson providing services to Employer, Employer shall provide Robinson with reasonable access to Employer’s property and electronic systems, including office space, voicemail, email, Blackberry, and laptop through the Initial Consulting Period at no cost to Robinson. For a period of thirty (30) days following the Initial Consulting Period, Employer shall make reasonable efforts to maintain a mutually agreed upon message to incoming correspondence and incoming calls, providing them with new contact information for Robinson.

10. Employer shall issue the following mutually agreed communications regarding Robinson’s departure from his position with Employer:

a. Internal memorandum to employees of Employer in substantially the form as attached hereto in Exhibit B.

b. External correspondence in substantially the form as attached hereto in Exhibit C. (Issuance of this external correspondence is at the election of the Employer)

c. Letter of Reference in substantially the form as attached hereto in Exhibit D.

11. Robinson and Employer agree that those restrictive covenants with a one-year expiration date, as specified in Section 5 of the Employment Agreement, shall expire one year after the Effective Date. Robinson and Employer further agree that for purposes of the restrictive covenants in Sections 5(a) through (d) of the Employment Agreement, that each reference to “the Group” shall mean Global Strategies Group (North America), Inc., Global Strategies Group (Integrated Security), Inc., and their subsidiaries.

12. The parties agree that Employer’s obligations in this Agreement are in full, final and complete settlement of all claims Robinson may have against Employer or its affiliates, or past and present officers, directors, employees, agents, successors and assigns of Employer or its affiliates.

13. Nothing in this Agreement shall be construed as an admission of liability by Employer, its affiliates, or their past and present officers, directors, employees or agents, and Employer specifically disclaims liability to or wrongful treatment of Robinson on the part of itself, its affiliates, and their past and present officers, directors, employees and agents.

14. Robinson represents that he has not filed any complaints or charges against Employer with the Equal Employment Opportunity Commission, or with any other federal, state or local agency or court, and covenants that he will not seek to recover on any claim released in this Agreement.

15. Robinson represents and warrants that he has not transferred any interest in the Stock Option Awards granted to him under the SFA, Inc. 2007 Stock Option Plan (the “SFA Option Plan”). Robinson releases his right to exercise his outstanding Stock Option Awards under the SFA Option Plan and all such outstanding stock options shall be terminated as of the Effective Date. Robinson further releases and disclaims any right to ownership of or right to acquire any stock or equity of the Employer or any parent or subsidiary.

16. Robinson covenants not to sue, and fully and forever releases and discharges Employer, its parent, subsidiaries, affiliates, divisions, successors and assigns, together with their past and present trustees, directors, officers, employees, agents, attorneys and representatives (collectively, the “Releasees”) from any and all claims, debts, liens, liabilities, demands, obligations, acts, agreements, causes of action, suits, costs and expenses (including attorneys’ fees), damages (whether pecuniary, actual, compensatory, punitive or exemplary) or liabilities of any nature or kind whatsoever in law or equity or otherwise, whether now known or unknown, arising out of or in any way connected with Robinson’s employment with Employer; provided, however, that nothing in this Agreement shall either waive any rights or claims of Robinson that arise after Robinson signs this Agreement, impair or preclude Robinson’s right to take action to enforce the terms of this Agreement or release any right of indemnification to which Robinson is entitled under the Employer’s Articles of Incorporation or By-laws. This release includes but is not limited to claims arising under federal, state or local laws prohibiting employment discrimination, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Equal Pay Act and the Americans with Disabilities Act, claims for attorneys’ fees or costs, workers’ compensation claims, and any and all claims regarding any claimed employment contract, whether written, oral, implied or otherwise, relating to Employer’s right to terminate its employees, or any other claims under federal, state, or local statute, regulation or ordinance, common law, or any other law in any way relating to Robinson’s employment with Employer or the termination of that employment.

17. Robinson agrees, without limiting the generality of the above release, not to sue or otherwise institute or cause to be instituted, or to in any way participate in or voluntarily assist in the prosecution of, any complaints, charges or grievances against any Releasee concerning any claims released in this Agreement.

18. Robinson acknowledges that this Agreement does not release him from his obligations under Sections 4(g) and 5 of the Employment Agreement, including but not limited to non-competition, non-solicitation and confidential information. In addition to any other remedies available to the Employer for Robinson’s breach of such restrictive covenants, upon a breach of his obligations under Section 5 of the Employment Agreement, Robinson shall be liable to the Employer and shall be obligated to repay the amount of any payments made by the Employer to Robinson under Paragraphs 4(a)(iii) and 4(c) of this Agreement.

19. Robinson acknowledges that he has been given at least twenty-one (21) calendar days to consider this Agreement (although he may voluntarily execute this Agreement earlier) and that he has seven (7) calendar days from the date he executes this Agreement in which to revoke it. Robinson further acknowledges that this Agreement will not be effective or enforceable until the date upon which the seven-day revocation period ends without revocation by Robinson. Revocation can be made by delivery of written notice of revocation to John Hillen, Global Strategies Group (North America), Inc., 1501 Farm Credit Drive, McLean, Virginia 22102, by midnight on or before the seventh calendar day after Robinson signs this Agreement.

20. The Employer has sought legal review and counsel as to whether this Agreement is in compliance with Section 409A, and the Employer reasonably believes that this Agreement is in all respects in compliance with Section 409A. Nevertheless, the Employer makes no representation as to whether this Agreement is Section 409A compliant or as to any other issue that might arise under this Agreement, Robinson acknowledges that he has been advised to consult with an attorney of his choice with regard to this Agreement. Robinson hereby acknowledges that he understands the significance of this Agreement, and represents that the terms of this Agreement are fully understood and voluntarily accepted by him.

21. For purposes of Section 409A, any installment payments of amounts payable under this Agreement shall be treated as a series of separate payments.

22. Robinson agrees that he will treat the existence and terms of this Agreement as confidential and will not discuss the Agreement, the fact of settlement, or the negotiations and communications leading to this Agreement, with anyone other than: (i) his counsel or tax advisor, as necessary to seek their professional advice, (ii) as required by compulsory legal process or (iii) immediate family members provided they agree to keep such information confidential. Employer agrees that it will treat the existence and terms of this Agreement as confidential and will discuss the Agreement, the fact of settlement, or the negotiations and communications leading to this Agreement only (i) its legal counsel, (ii) as required by compulsory legal process or (iii) with individuals who the Employer has reasonably determined have a need to know.

23. Robinson agrees to refrain from making any unfavorable comments, in writing or orally, about Employer, its operations, policies or procedures, or about the Releasees. Employer agrees to instruct its senior executives to refrain from making any unfavorable comments, in writing or orally, about Robinson or his service to Employer.

24. This Agreement shall be binding on Employer and Robinson and upon their respective heirs, administrators, representatives, executors, successors and assigns (including, without limitation, any entity into which the Employer may be merged or which assumes the Employer’s obligations under this Agreement), and shall run to the benefit of the Releasees and each of them and to their respective heirs, administrators, representatives, executors, successors and assigns.

25. This Agreement sets forth the entire agreement between Robinson and Employer, and any and all prior agreements or understandings between them regarding its subject matter. This Agreement may only be modified by written agreement signed by both parties. For avoidance of doubt this Agreement does not supersede Robinson’s continuing obligations under the Employment Agreement.

26. This Agreement shall be governed in all respects by Maryland law, without regard to its conflict of laws principles.

PLEASE READ CAREFULLY. THIS

AGREEMENT AND GENERAL RELEASE INCLUDES A

RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Dated:	August 7, 2008	/s/ Jerry D. Robinson
Jerry D. Robinson

SFA, Inc.

Dated:	8/7/2008	By:	/s/ Thomas Wilson
Thomas Wilson
Chairman of the Compensation Committee

Exhibit A

MANAGEMENT BONUS PLAN

FY 08

PRESIDENT/CEO LEVEL

MANAGEMENT BONUS PLAN

EMPLOYEE:		BASE SALARY*	% BONUS POTENTIAL	$ BONUS POTENTIAL
JERRY ROBINSON	PRESIDENT/CEO	$389,342.00	80%	$311,473.60

DIVISION/OPERATIONS GOALS

GOAL CATEGORY:	GOAL DESCRIPTION	% WEIGHT*	$ POTENTIAL	% ACHIEVED	$ ATTAINED
CONSOLIDATED REVENUE and EBITDA-CORP, GSD, DPD and TAC	Achieve 23% REVENUE increase generating EBITDA at 8% of sales from $157,261,840 to $193,539,350.	40.0%	$124,589.44		$—
CONSOLIDATED BACKLOG	Increase Funded Backlog by 25% from $102,763,098 to $128,453,873	35.0%	$109,015.76		$—
					$—
BUSINESS UNIT AND CONSOLIDATED PROFIT GOALS ARE MET OR EXCEEDED**	Each Business Unit Must Achieve its OTP Profit Goal	25.0%	$77,868.40		$—

TOTAL $ ATTAINED		100.0%	$311,473.60	$—	$—

For results between the baseline and the on target performance the bonus will be earned on a linear basis.

*	This is base salary as of 1/1/2008. Annual increases are due April 1 and will be reflected proportionatley in final bonus calculations.

**	If DPD is sold during the fiscal year the adjustments to consolidated results will be made so that TAC is not penalized. In addition, TAC will not be burdened with any unabsorbed G&A that results from DPD being sold.

Exhibit A

Exhibits B

INTERNAL MEMORANDUM

Dear SFA and TAC Team,

It is with mixed sentiment that I inform you that I will resign from SFA as Chairman, President and CEO effective August 9, 2008 to pursue other opportunities. I feel very fortunate that, over the past 17 years, I have had the opportunity to work with a team of dedicated professionals who work hard in support of our very important customers and missions. I will long cherish the many friendships and business relationships that I have cultivated during my years here.

For the past 18 months SFA has been part of the GLOBAL family and I believe we are postured to achieve all of the benefits that this business combination was meant to achieve and to continue our success. I see a very bright future for SFA and TAC as part of the GLOBAL team. Our growth and profitability are still impressive and sustainable. SFA is the platform for GLOBAL’s vision in North America and it is the right time for a leader from the GLOBAL ranks to step in and lead the Company to new heights.

Dr. John Hillen, the CEO of Global Strategies Group (North America) Inc, has been named as my successor. John has headed several companies in the national security field, including running the award winning defense and intelligence business at AMS. He is a board member of the Professional Services Council and also serves on US Navy’s advisory panel for the Chief of Naval Operations. A former Army officer and decorated combat veteran, he recently served in the administration as an Assistant Secretary of State and has a business and policy background that can really help fuel SFA’s and TAC’s growth.

I sincerely appreciate all of the hard work and dedication that you have done for SFA and TAC over the years and I feel privileged that I was a member of this company. I wish everyone at SFA, TAC and GLOBAL all the best!

Sincerely,

Jerry Robinson

Exhibit C

EXTERNAL COMMUNICATION

<DATE>

Global Strategies Group (North America) Inc. announced today the resignation of Mr. Jerry Robinson as Chairman, President, and CEO of SFA, Inc, one of its subsidiary companies. Mr. Robinson will stay engaged with SFA Inc as a consultant.

Mr. Jerry Robinson served for 17 years at SFA, Inc. as both Chief Financial Officer and then Chairman, President and CEO. While serving as President and CEO, he led SFA’s growth from $         M to over $175M in annual revenue.

Since its acquisition by Global Strategies Group in 2007, Mr. Robinson has helped ensure that the transition to the new ownership and management went smoothly.

Vice Admiral (Ret) Tom Wilson, of SFA’s Board of Directors commented, “Because of Mr. Robinson’s good work since SFA became part of the GLOBAL family, we are postured to achieve all of the benefits that this business combination was meant to achieve and to continue our impressive growth and profitability.”

The Board of Directors of SFA Inc has nominated Dr. John Hillen, currently CEO of Global Strategies Group (North America) Inc, to be the new Chairman, President, and CEO of SFA Inc. Dr. Hillen is a former Assistant Secretary of State who has led three technology companies serving the US national security community, including CGI Federal, and the defense and intelligence business of American Management Systems, sold to CACI International in 2004. Hillen, a former Army officer and decorated combat veteran, serves on the board of the Professional Services Council and is an appointee to the federal advisory panel for the US Navy – the CNO’s Executive Panel.

Hillen commented, “I’m very excited to take up the leadership of SFA Inc and its subsidiary, The Analysis Corporation. GLOBAL’s companies in the US that serve the national security community will continue to drive innovative technology solutions in the defense and intelligence space that will help our customers achieve mission success in a challenging strategic environment.”

Exhibit D

LETTER OF REFERENCE

<DATE>

Re: Letter of Recommendation

To Whom It May Concern:

Mr. Jerry Robinson was employed with SFA, Inc. from 1991 to 2008 most recently as Chairman, President and CEO. Initially hired as the Chief Financial Officer, Mr. Robinson was promoted to President and CEO in 2000. While serving as President and CEO, SFA’s growth from $         M to $174M in annual revenues can be attributed to his effective leadership style.

As a member of the Board of Directors of SFA, I’ve known Mr. Robinson since Global Strategies Group acquired the company in February 2007. Over the past 18 months, Mr. Robinson has done a great deal to ensure the acquisition, transition to the new ownership and management went smoothly. Mr. Robinson’s strong financial background and leadership abilities made him indispensible during this period.

As with most acquisitions and change in management, GLOBAL wanted to bring in a member from their group to run the company. This in no way reflects upon Mr. Robinson’s considerable abilities or performance as Chairman, President and CEO.

I do not hesitate to recommend Mr. Robinson for a position in which he can use his broad experience and range of skills. I will be happy to answer any questions you might have about Mr. Robinson’s employment.

Sincerely,

John Hillen

Inside Director- SFA Board of Directors

CEO and President

Global Strategies Group, N.A.